Filed pursuant to Rule 424(b)(3)

File No. 333-294680

ALPHA SUMMIT STRATEGIC ALTERNATIVES FUND

(THE “FUND”)

Class I Shares ALTSX

September 14, 2026

Supplement to the Prospectus

dated August 3, 2026, as supplemented to date

On September 9, 2026, the Fund changed its taxable year from the 12-month period ending on September 30 to the 12-month period ending on October 31. Accordingly, effective immediately, the Prospectus is revised as follows:

1.	The “FISCAL YEAR” section beginning on page 57 of the Prospectus is deleted and replaced in its entirety with the following:

FISCAL YEAR

The Fund’s fiscal year is the 12-month period ending on April 30. The Fund’s taxable year is the 12-month period ending on October 31.

Please retain this Supplement with your Prospectus for future reference.